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                                                                    EXHIBIT 5.1



           (Letterhead of Crowe, Dunlevy, a Professional Corporation)

                                 May 25, 1999



SLI, Inc.
500 Chapman Street
Canton, Massachusetts  02021

Schifino & Fleischer, P.A.
201 N. Franklin Street, Suite 2700
Tampa, Florida 33602

                 Re:  SLI, Inc.

Gentlemen:

         This opinion is rendered in connection with the filing by SLI, Inc., an Oklahoma corporation (the "Company"), with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 8,625,000 shares of common stock ("Common Stock") of the Company, 6,000,000 of which are being sold by the Company (the "Company Shares") and 1,500,000 of which are being sold by certain selling shareholders (the "Selling Shareholders") named in the Registration Statement (the "Selling Shareholders' Shares"). In addition, the Company will grant to the underwriters an option to purchase up to an additional 1,125,000 shares of Common Stock to cover over-allotments, if any (collectively the "Option Shares"). The Company Shares, the Selling Shareholders' Shares and the Option Shares are hereinafter collectively referred to as the "Shares."

         We have examined such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion, and we are familiar with or have reviewed the actions taken by the Company in connection with the authorization, registration, issuance and sale of the Shares.

         We are a member of the Oklahoma Bar and do not express any opinion herein concerning any law other than the laws of the State of Oklahoma.

         Based upon the foregoing, we are of the opinion that the Selling Shareholders' Shares are, and the Company Shares and the Company's shares underlying the Option Shares when issued and delivered in accordance with the Registration Statement will be, duly authorized and validly issued, fully paid and non-assessable under the Oklahoma General Corporation Act as in effect on this date.



         This opinion is limited solely to the matters addressed herein. Although we have acted as special counsel to the Company solely for the purpose of rendering this opinion, we have not otherwise participated in the preparation of the Registration Statement.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section entitled "Legal Matters." In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission.


                                        Very truly yours,


                                        Crowe & Dunlevy
                                        a Professional Corporation

                                        By: /s/ W. KYLE TRESCH
                                           -----------------------------------
                                                W. Kyle Tresch